Agreement

1.  Introduction/Authorization

UBS Switzerland AG (hereinafter "UBS") can extend a Lombard loan to the client under a separate agreement ("Lombard loan agreement") that is secured by pledging assets of the client to UBS.

Furthermore, the client has authorized UBS, under a separate securities lending contract ("Contract"), to lend on its own account and risk as a lender (principal) any lendable securities held by UBS currently or in future and fully or partially pledged to UBS due to, where applicable, a Lombard loan (hereinafter "Securities lending"),

UBS allocates lendable securities available to it to individual clients based on objective and transparent criteria, thus ensuring the fair and equal treatment of all clients under comparable conditions. UBS may not lend securities pledged to UBS by a third party as security for a client's Lombard loan.

2.  Counterparty risk

Ownership of the borrowed securities passes to UBS for the duration of the lending. As a result, the client bears UBS counter-party risk (cf. Section 6 of the Contract).

3.  Liquidation

The liquidation of UBS is deemed to have occurred if liquidation proceedings (pursuant to Article 23quinquies and Article 33 of the Federal Act on Banks and Savings Banks or the law applicable at such time) are instituted against UBS.

The liquidation of the client is deemed to have occurred if liquidation proceedings (bankruptcy pursuant to Article 197 et seq. or filing of a petition for a debt restructuring moratorium pursuant to Article 293 et seq. of the Federal Act on Debt Collection and Bankruptcy; liquidation under commercial law, voluntarily or ordered by a judge, or similar events in other jurisdictions) are instituted against the client.

4.  Maturity

In case of liquidation, all claims under the Contract and the Lombard Loan Agreement will mature as of the relevant date (bankruptcy order; receipt of the petition for a debt restructuring moratorium; court order; FINMA order; recording of the liquidation decision in the commercial register) irrespective of the contract term.

5.  Automatic set-off

In case of liquidation, the claims under the Contract and, where necessary, under the Lombard Loan Agreement will be converted to monetary claims in Swiss currency at the time of maturity pursuant to Section 4. The resulting claims will be automatically set off against each other (client's right to restitution pursuant to Section 5 of the Contract and UBS's claims against the client under the Lombard Loan Agreement in the amount of the Lombard loan taken out at the time of liquidation).

This does not affect the provisions concerning the postponement of the termination or expiration of financial agreements in connection with the transfer of banking services.

6.  Collateralization of the non-offsettable portion of a claim with a pledge

a)     Pledge for the benefit of UBS

In the balance of the Lombard loan exceeds the value of the right to restitution set out in Section 5 of the Contract, the parties agree that all of the client's assets (namely, all of the client's accounts and custody accounts) pledged under the "General Terms and Conditions", the "General Terms and Conditions governing Custody Accounts" and one of the form contracts concerning creation of pledge will be used by UBS as collateral for the difference.

b)     Pledge for the benefit of the client

If the value of the right of restitution set out in Section 5 of the Contract exceeds the balance of the Lombard loan, UBS will, if liquidated (pursuant to Section 3) pledge the intermediated securities to the client as collateral for the difference.

The pledge is created by concluding a pledge agreement pursuant to Section 7.1 and transferring intermediated securities to a securities account as a pledge in an amount equal to the amount exceeding the Lombard loan (Federal Act on Intermediated Securities Art. 24). This securities account (the "Pledged Securities Account") is kept in the name of all securities lending clients collateralized by pledges ("collateralized SLB clients").

To secure (a) the right of restitution set out in Section 5 of the Contract for those clients who agreed, upon the conclusion of the Contract, to the use of a pledge as collateral for securities lending and (b) the remaining balance after set-off for those clients who received a collateralized Lombard loan at the same time. UBS will pledge to every collateralized SLB client all the intermediated securities posted to the Pledged Securities Account. In case of realization, the proceeds shall be proportionately distributed to the collateralized SLB clients.

7.  Pledge agreement

7.1  General

The pledge agreement is concluded between UBS and the collateral agent. The collateral agent's identity will be disclosed to the collateralized SLB client by the responsible client advisor at any time upon request. The collateral agent acts as a representative without representative authority for all collateralized SLB clients. The pledge agreement governs in particular the collateralization and the appointment of the collateral agent.

7.2  Appointment of the collateral agent

The collateralized SLB clients commission and authorize the collateral agent with the safeguarding of their interests under the pledge agreement concerning collateral management.

The collateral agent acts for all collateralized SLB clients, supervises adequate collateralization and asserts the collateralized SLB clients' rights with respect to the bankruptcy authorities and liquidators in case of UBS's liquidation (pursuant to Section 3). In addition, the collateral agent will realize the intermediated securities in favor of the collateralized SLB clients in case of UBS's liquidation.

The collateral agent checks daily whether the claims of the collateralized SLB clients are sufficiently collateralized. The agent will request additional collateral from UBS should this not be the case. The collateral agent is authorized to appoint UBS as a substitute for the determination of the necessary collateralization and for the administration of the Pledged Securities Account as well as its technical management including deposit and withdrawal concerning the Pledged Securities Account. This authorization and substitution shall expire in the case of UBS's liquidation.

In the case of overcollateralization, re-transfers from the Pledged Securities Account shalt only be binding for the collateralized SLB client with consent on the part of the collateral agent.

8.  Approval of the pledge agreement

The collateralized SLB clients shall hereby approve the pledge agreement and hence the collateralization and appointment of the collateral agent

9.  Bank-client secrecy

In order to be able to assert the collateralized SLB client's rights in the case of UBS's bankruptcy, the collateral agent must receive information from UBS about the collateralized SLB clients, particularly names, addresses and the balances of the borrowed securities. The collateralized SLB client hereby expressly permits UBS to provide the necessary information to the collateral agent if required and, waives bank-client secrecy concerning this matter.

10.  Deviations from the securities lending contract

If the provisions of this supplemental agreement contradict the securities lending contract and, where applicable, the "Supplemental agreement for collateralized securities lending", the provisions of this "Supplemental securities lending agreement for qualified investors" shall proceed.

11.  Compensation (lending fee)

The client receives compensation for lending securities. The amount of compensation is determined by supply and demand in the securities lending market and the cost for any collateralization that may be required.

12.  Termination

Both the client and UBS may terminate this supplemental agreement in writing at any time, effective immediately.

If the client only terminates this supplemental agreement but not the Contract, UBS will be authorized to lend the securities used by UBS as collateral for the Lombard loan, but without requiring collateralization pursuant to the Contract. The right to enter into an agreement for other collateralization remains reserved.

Also reserved is the right to terminate this supplemental agreement in case of liquidation pursuant to Sections 3 - 5 above.

13.  Applicable law and place of jurisdiction

This supplemental agreement is governed by Swiss substantive law.

Exclusive place of jurisdiction for any disputes arising out of or in connection with this agreement shall be Zurich or the location of the branch holding the account. At the same time Zurich is the place of performance as well as the place of debt collection for clients domiciled abroad, too.

Exclusive legal venues shall remain reserved.

Signature(s)

Geneva	02/08/2019	/s/ Moreira Carlos
Place	Date (dd.mm.yyyy)	Signature(s)

29/07/2019	/s/ Philippe Lubin

Agreement

1.  Authorization

The client hereby authorizes UBS Switzerland AG (hereinafter UBS), to borrow (as principal) any lendable securities held currently or in future in a custody account under the bank relationship specified above (hereinafter securities lending), for the latter's own account and at the latter's own risk.

Clients cannot legally demand that their securities be actually borrowed. The extent of borrowing depends upon UBS demand. UBS borrows required securities in even proportion from all clients, taking account of available client securities and previous borrowing.

The client acknowledges that UBS only utilizes custody accounts for securities lending having a certain minimum account value determined by UBS.

2.  Lendable securities

UBS exclusively determines the lendability of individual securities by type and minimums at its own discretion. All types of securities may in principle be loaned (capital market securities, functionally-equivalent stock rights not evidenced in security form and book-entry securities).

The client may at any time exclude individual securities from securities lending or reverse such exclusions by issuing written instructions.

Shares for which the client has ordered an admission ticket to a shareholders general meeting are not considered for securities lending until after the shareholders general meeting.

3.  Lending period

On principle, the duration of securities lending is determined at UBS's discretion. The client may however demand the return of loaned securities at any time, and UBS may likewise return them at any time.

The lending period, which is the basis for calculating compensation (lending fee) begins on the day on which UBS borrows the securities, and ends on the day prior to redelivery.

4.  Rights to loaned securities

Ownership of the securities (including rights connected therewith) and claims arising from the securities pass to UBS upon lending. As applicable, this agreement shall also serve as an assignment declaration for stock rights not evidenced in security form or as instructions per Art. 24 para. 1lit. a Book-Entry Securities Act (BEG), for book-entry securities. Insofar as these securities serve UBS as collateral at any particular moment, lending does not affect the corresponding security interest; instead of the securities, the right to redelivery is considered pledged or assigned.

Upon transfer of ownership, transfer per the Book-Entry Securities Act or assignment of loaned securities, all membership rights (shareholder meeting attendance etc.), and ownership rights of a financial nature (dividends, interest, premiums etc.) or ownership rights otherwise connected with the securities pass to UBS. The clauses outlined below furthermore apply.

4.1  Membership rights

A client unwilling to forgo membership rights must in due time exclude the securities concerned on a permanent or temporary basis from securities lending or demand the return of securities already on loan. For shareholder general meeting attendance, such instructions must be received at least one day prior to the deadline for ordering admission tickets. In certain cases, this deadline may be earlier due to stock corporation or other statutory regulations. It is the responsibility of the client to obtain information regarding the above promptly in advance.

4.2  Financial and other rights

Irrespective of lending status, UBS shall fulfill contractual administrative duties per the General Terms and Conditions governing Custody Accounts accordingly (monitoring and notification of calls, conversion rights, subscription rights, amortization of account positions etc.), subject to other provisions to the contrary. UBS is entitled to exercise rights in capital market transactions such as subscription rights, conversion rights, option rights etc. at its discretion. Loaned securities are not considered in draws by lot. The client may however give UBS specific instructions to preserve rights in connection with capital market transactions. Expenses, UBS's customary commissions and fees in connection with such instructions are charged to the client.

If the client does not provide specific instructions or such instructions cannot/can no longer be followed, UBS has the right and obligation to transfer compensations or securities actually received in preserving such rights upon redelivery to the client. In all other cases, the client receives the benefit intended by virtue of the instructions.

4.3  Loss of value risk

The client bears the risk of a loss in value of the loaned securities (due to price movements etc.) for the duration of lending.

5.  Right to restitution

UBS agrees to redeliver securities to the client in the same number and of the same type and quality as borrowed upon expiration of the lending period, or upon demand by the client.

6.  Counterparty risk

The client bears UBS counterparty risk due to the transfer of ownership to UBS for the duration of the lending period. In case of a UBS bankruptcy, the loaned securities are included in the bankrupt's estate, and the client right to separation of the securities per Articles 37d and 16 cipher 1 BankG (Swiss Federal Law on Banks and Savings Banks) and Article 17 ff. BEG is replaced by a regular, non-privileged monetary client claim of corresponding value. This monetary claim is not covered under the deposit insurance per Art 37h BankG, and the value thereof may be substantially lower than that of the loaned securities. In cases of collateralized securities lending, additional coverage exists in the amount of collateral obtained.

7.  Disposal over loaned securities

If the client would like to sell loaned securities or demands the restitution of securities loaned to UBS as part of securities lending, UBS will deposit these securities back to the client's custody account within a period which is customary at the primary exchange, placing them at the client's disposal. Client restitution requests to transfer loaned securities to a custody account at a different bank may take up to five business days to be processed.

UBS retains any statutory or contractual rights of retention and lien.

8.  Designation of loaned securities

Loaned securities continue to be shown in the client custody account designated "Loaned security".

9.  Notification of actual lending

The client expressly waives the right to receive notification at the time of the actual lending. The lending status is noted however on all account statements, and UBS will furthermore provide clients information on loaned securities at any time upon request.

10.  Income

Income on loaned securities (dividends, interest, premiums, other compensations from capital market transactions etc.) is paid out to the client in the form of a substitute payment, less any withholding taxes due. This income is credited immediately upon receipt. If the client receives securities instead, these are generally transferred upon restitution of the loaned securities. In this manner the client receives benefits as if the securities had not been loaned.

11.  Compensation (lending fee)

The client receives compensation for lending securities. The amount of compensation shall vary according to supply and demand on the securities lending market. Lending fees are calculated based on concrete lending specifics (number and type of securities loaned, lending period), in consideration of the client's right to demand restitution of loaned securities at any time. Lending fees are periodically credited to clients upon meeting a minimum amount set by UBS.

12.  Termination

Both the client and UBS may terminate this agreement in writing at any time, effective immediately. Deadlines and modalities pertaining to the client claim to restitution are regulated under section 7.

13.  UBS General Terms and Conditions

Unless otherwise specified in this agreement, the UBS General Terms and Conditions and General Terms and Conditions governing Custody Accounts apply.

14.  Applicable law and place of jurisdiction

This Agreement shall be governed by and construed in accordance with substantive Swiss law.

Subject to mandatory jurisdictions provided by law the exclusive place of jurisdiction for all legal proceedings shall be Zurich or the location of the branch holding the account.

This shall also be the place of performance, and the place of debt collection for clients domiciled abroad.

The Client waives any immunity from jurisdiction, judgment or enforcement of judgment to which he would otherwise be entitled.

Signature(s)

Geneva	17/06/2019	/s/ Moreira Carlos
Place	Date (dd.mm.yyyy)	Signature(s)

11/06/2019	/s/ Philippe Lubin

Carlos Moreira

23 Chemin de Calabry,

1233 Bernex

UBS Switzerland AG Wealth Management for Executives & Entrepreneurs Rue des Noirettes 35 1211 Genève 2 Geneva, March 3, 2020

Dear Sir or Madam,

Reference is made to the Securities Lending Agreement by and between Carlos Moreira (the “Client”) and UBS Switzerland AG (“UBS”) dated June 17, 2019, and as supplemented by the form "Securities lending – Supplemental securities lending agreement for qualified investors on August 2, 2019 (collectively, the “Agreement”).

Notwithstanding anything to the contrary contained in the Agreement, the parties agree and acknowledge that the legal ownership of the securities subject to the Agreement (including rights connected thereto) and any claims attached to the securities subject to the Agreement are passed from the Client to UBS upon lending, but the Client nevertheless retains all indicia of beneficial ownership of such securities during the loan period under the conditions set in section 10 of the Securities Lending Agreement.

This letter agreement supplements the Agreement and shall be governed by and construed in accordance with substantive Swiss law.

Yours faithfully,

/s/ Carlos Moreira
Carlos Moreira

AGREED AND ACKNOWLEDGED
UBS SWITZERLAND AG

By: /s/ Philippe Mauron	By: /s/ Marco Affolter
Name: Philippe Mauron	Name: Marco Affolter
Title: Executive Director	Title: Executive Director Securities lending & Financing